Exhibit 99.1

99 CENTS ONLY STORES
FOURTH QUARTER EARNINGS CALL
MARCH 11, 2004


OPERATOR:          Ladies and gentlemen, welcome to the 99 Cents Only Stores
2003 fourth quarter earnings call. During this conference, all lines will be muted until the question and answer portion of the call. If you need any assistance, please press '*', '0' and an operator will assist you. At this time, I would like to introduce the Chairman and CEO, Mr. David Gold.

DAVID GOLD:          Thank you very much and thank you all for attending the
fourth quarter and year-end of 2003. I'm here today with Andy Farina, who's our CFO, Jeff Gold, who's the Senior Vice President of Real Estate and Information Systems and Eric Schiffer who is President who will conduct the meeting. I'm going to turn it over to Eric.

ERIC SCHIFFER:     Thank you, Dave.  Good afternoon.  This is Eric Schiffer.
Thank you all for calling in. Welcome to 99 Cents Only Stores' fourth quarter 2003 conference call. Our conference call this afternoon includes fourth quarter and 2003 results along with a brief recap of anticipated future store openings and other events which may be the topic of this discussion. To the extent these matters include our views as to future events rather than historical facts, they are forward-looking statements that are referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results could differ materially from those which we have forecasted. Factors which could cause actual results to differ materially from these forward-looking statements include changes in the competitive marketplace, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to identify and obtain leases for new stores, the ability of the company to acquire inventory at favorable costs and other factors including those discussed in the company's most recent quarterly and annual filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.

          Earnings per share for the fourth quarter were $0.21 versus $0.28 last year. EPS for the full year was $0.78 versus $0.83 last year. Net income in the fourth quarter was $15 million. Earnings per share for the fourth quarter were impacted by several factors, including $0.06 by an actual adjustment increasing our California workers' compensation reserve; $0.02 from our Texas operation; and $0.01 for non-Texas transportation. Additionally, the opening of the Houston distribution center and the retail store growth in Houston burdened the company's results of operations from 2003 as we previously mentioned. This, along with the adverse development of California workers' compensation cost, negatively impacted earnings per share for the year by approximately $0.12.

          During 2004, we plan to grow our square-footage by 25% by opening 48 new 99 Cents Only Stores with approximately 14 in Houston, 12 in Dallas/Fort Worth, 15 in California, 6 in Arizona, and 1 in Nevada. The company plans to open at least 9 stores in the first quarter of this year, 14 in the second quarter, 14 in the third quarter, and 11 in the fourth quarter. As of today, the company has opened 6 stores and closed 1, and expects to open 3 to 4 more stores in the first quarter, this month. On January 29, 2004, we opened our first store in Dallas, in the city of Garland. Sales performance from this store to date is comparable to our non-Texas stores. Sales for our Houston stores to date remain less than our average non-Texas stores. The Houston stores are currently at an annual run rate of approximately $3 million versus our average new store that does about $4 million. However, the Houston stores are profitable and over time we do believe, as these stores gain higher consumer awareness and customer acceptance, they will have significantly higher sales volumes. We will, of course, be happy to further address our Texas operations in the Q&A.


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          Retail sales for the fourth quarter increased 18.9% to $236 million.
Total fourth quarter sales, including wholesale, were $247.5 million, up 17.4% over 2002. Fourth quarter 2003 total gross margin was 40.7% compared to 40.8% in 2002. Retail gross margin for the fourth quarter was 41.7% versus 42.1% in 2002. This 40 basis point negative change primarily resulted from category mix shift with continued focus on consumable items. Operating expenses for the fourth quarter were 31.3% compared to 26.8% in 2002. Total operating expenses for the quarter increased $21 million. California workers' compensation reserve increases accounted for $7.9 million of the increase over 2002. Retail sales for the 2003 year increased 22.9% to $816.3 million. Total 2003 sales, including wholesale, were $862.5 million, up 20.8% over 2002. Sales per salable square foot for stores open the entire period in 2003 were $308 versus $309 the year before. Average sales per store open for the entire 2003 year increased to $4.9 million from $4.8 million per store in 2002. Retail gross margin for the year was 41.2% compared to 41.7% in 2002. This was primarily due to higher growth in the grocery sales volume throughout the year. The total 2003 gross margin was 41 - excuse me - was 40.1%, same as 2002. Operating expenses for 2002 were 29.9% of sales versus 27.4%, primarily because of additional costs incurred in our California workers' compensation reserve and our Texas operation. The company has begun to take significant steps to address these two issues, which we can discuss in the Q&A.

          Our merchandise mix continues to improve with exciting new items added in several categories including fresh food and beverages, DVDs, cell phone and PDA accessories, and possibly the best deal in the country on phone cards: 99 minutes for only 99 cents. While we still expect to meet our original store opening goal of 48 stores for 2004, our 2004 opening schedule will be slightly back-weighted, with 23 stores opening in the first half of the year. We still plan on growing our annual earnings by 20%. The majority of this earnings growth will be back-weighted. We have provided guidance in the release for the 2004 year, and by quarter for the 2004 year, which we'll be happy to discuss further in the Q&A. The company's liquidity is very strong, with over $195 million in short and long term marketable securities with no debt and no off-balance sheet debt, other than its normal lease commitments for its stores. Again, we remain excited about our store model, our strong cash flow, and tremendous growth opportunity. Many of our newer market stores are doing very well. For example, a new northern California store, opened last month in early February, set a record for our company for highest first week sales ever and was one of the company's most successful openings ever.

          Thank you, we would now like to proceed to answer any questions you
may have.   We appreciate everyone on the east coast calling in so late in the day. And, to be fair to all, people will be limited to one question and one follow-up. Thank you for calling in. I'll turn the call over to the operator.

OPERATOR:          Ladies and gentlemen, if you'd like to ask a question, simply press the '1' key on your telephone now. Please be aware that by pressing the '1' key a second time your question will be withdrawn. And our first question comes from Scott Mushkin of Lehman Brothers. Please go ahead.

SCOTT MUSHKIN:     Hey guys.  Thanks.  I'm standing in for Meredith Adler.  I wanted to know if you could get into the SG&A of the workers' comp issue in a little more detail. It looks like we have significant, in your guidance, significant increases in that line in the first two quarters that have stayed. How should we look at SG&A at this point with the workers' comp? Is that really a one-time item that we record in the fourth quarter or is it higher level going forward?

ANDY FARINA:     Hi, Scott.  This is Andy Farina.  First, before I say anything,
I want to thank everybody that's on the call for being patient during our process here on the year-end things, but everything is under control. As you all know, and I really do appreciate everybody's indulgence during that time. Getting back to the question here on the worker's comp. This was kind of an unusual year. First of all, a good portion of the adjustment comes from a couple of things. The first thing is, you know, throughout the history of our company, we have never had a claim that exceeded $250,000 and we had been carrying excess compensation insurance for that with an outside carrier and had never used it. The cost of that coverage had sky-rocketed over the past couple of years, so we decided that, given our history, we didn't need it. But when the actuary did the calculation this year, they tacked on roughly another million and a half dollars to the reserve just because that wasn't there even though we only had one claim that even approached it. So, that's one thing and that's conservative, I mean these people are putting a name on the report. And then the other piece of it was significant savings legislated by the State of California for services on those things and the reserves. In fact, there was an article today that came out in the L.A. Times stating that the savings rate due to benefit changes was more than double the savings originally estimated. The conservatism of the actuary report did not take that into full consideration. And, again, you know, it increased the reserve.

So, you know, of course there was no way we could anticipate that would happen. The company had made several significant improvements during the year. We got a TPA, we installed state-of-the-art systems which were available from the TPA, we closed a number of claims, and in closing those claims kind of accelerated some of the payments, so perhaps they got misinterpreted. The long and the short of it is the actuarial came up with the number and we're required to book it.

ERIC SCHIFFER:     This is Eric.  Just to punctuate a couple of those things, because it is such a big issue for this quarter and obviously it's a big question about what does that mean for 2004. We also made a number of other significant changes in addition to what Andy said. Just to hit one or two, we hired a new senior person to run the entire workers' comp area during the middle of last year, and, again, farmed out the actual claim adjusting to experts that are with a third-party administrator.

With the cost, which surprised us, Andy hinted on a couple, we have had one claim in our company's history that, since 1993, has approached the excess workers' comp limit that we had for this insurance. But year after year as the cost went up for that insurance we just felt it was prohibitive and not a good use of the company's money. So we dropped that insurance and we were surprised, unfortunately, that the actuary came in and basically, it actually, the number they hit us for was actually $2 million into the reserves for not having that insurance for about a 15 month period. So we with all that aside, the actuary booked that and there's another $2 million to $2.5 million in there because the company very conservatively doesn't discount its cash outflows. And the workers' comp claims get paid over an 8 to 10 year period and so even though in the reserve it's going out over an 8 or 10 year period, we do not discount that which is the most conservative way. As the claims have grown, that amount has got higher.

          And then as Andy mentioned, there are new laws that took effect in January of 2004 which for the first time in a long time were favorable for companies out here in California - and this is all referring to California's workers' comp. And as Andy mentioned there was an article in today's L.A. Times about how the ratings bureau expected to lower workers' comp more than twice than what they originally expected from these new laws. That wasn't worth taking into account, we felt, by the actuary's study and they took a very conservative view of it, so we feel that more than half of the reserve we took, much more than half were from these factors. And, going forward, we felt the changes we made to our workers' comp department, farming out the actual adjusting, and to a third-party administrator that has state-of-the-art software and bringing in medical case managers to help run these cases. A lot of technical stuff, but it's an important issue. I think, for the first time, we really feel confident that we have this; we have workers' comp, which is a really tough area in California, under control and moving in the right direction.

          And also, we can thank Arnold, as we know him out here as you know in the rest of country as the Terminator, or Governor Schwarzenegger, who has really been helpful on this. So, I think that's going to be helpful for California companies, especially companies that are self-insured like 99 Cents Only Stores. We do feel that it is under control, going forward in 2004, and we do believe that we won't see that kind of use of judgment. And to be extra conservative, the company's also going to switch from doing an actuarial study once a year to now twice a year. So we'll be doing it again after the, I guess in July after the June quarter, and then again at the end of the year, so do it twice a year.

SCOTT MUSHKIN:     Thanks.

ERIC SCHIFFER:     After that answer . . .   Sorry about such a long answer.
Operator, next question.

OPERATOR:          And our next question from Mark Miller of William Blair.  Go ahead.

MARK MILLER:          Hi.  Good afternoon.  I'd like to know how you feel about
the present operating margins in the business. Historically margins have been 12, 13%, and now the midpoint of your '04 guidance is, looks like about 10 and a half percent. Is this a rate that now represents kind of the sustainable level in the business and then it goes down from there or do you think you recapture some of that margin? If you could just discuss those factors. Thanks.

ERIC SCHIFFER:     Well, this is Eric.  I'll address that initially and turn it over to Andy who probably can give that a more complete answer than me. But we do feel that at the very least it's sustainable; we don't feel it's going down. And we fell that the challenges we've had in Texas, which I guess will be addressed a little bit more in a future question I'm sure, have really hit the company's margin, as you noticed, from 12 to 12 and a half percent down to 10 and a half percent. 10 and a half percent is still a healthy number, but obviously we'd like to get that higher again. And until we can increase the sales volume in the Texas stores and also add more stores to get the leverage on the distribution center and the whole operation, it will be difficult to get those numbers up. As we expand to other markets with further expansion into northern California where we've seen tremendous success, as mentioned in the preamble, and moving on to other areas as the company continues to grow, we feel that right now that the situation in Texas is especially difficult in the city of Houston where it's extremely competitive from which, and I don't know if Dave or Andy want to comment on that, but we're seeing a little bit different situation in Dallas.

          As I mentioned, we opened our first store. Dallas is still a competitive market place, but we're seeing better results than we're seeing in Houston. And we, it's still early - the first store just opened in January and we have a second store opening this month - but we're hoping to keep those results going. We're taking a lot of steps on this situation in Texas, but to be conservative I think that we are anticipating that we will sustain it and then going out in the future, as we go to other markets that are not as competitive as the Houston market, which is, you know, an over-stored market, and an oversaturated market with everybody in there with tremendous price competition. And also a lot of dollar stores where people don't know us, which makes it a little bit tough to get people in the first time. We think as we go to the other markets we won't see that dramatic a difference, as I mentioned before, with the store kind of at a run rate of $3 million after it settles out versus the average new store of $4 million. Again, as we've gone into northern California, Las Vegas, now going into Dallas, we're seeing better results. So we assume as we go to other parts of the country, whether it's the Northwest or the Midwest, we would see similar good results. We also just entered Tucson, as well, Dave reminds me, in the first quarter. We're happy with that store. So,
I don't know Dave   It's a very good question, Mark, and Dave or Andy, do you
want to add anything to that?

DAVE GOLD:          I just felt that we, you know, we have a distribution center that can handle about 150 stores or so, and last year we only had 4 stores that we opened through 6 months in the Houston area, 4 stores in Texas were there for 6 months. And all the other stores were open in the second half of the year.
It takes a while to run a distribution center on 4 stores, a distribution center as large as that. But we find things improving there, and I feel good about Houston, I really do. And the thing is, and we seem to be doing better in Dallas and we're getting going there. So, we just, as we open up more stores, the cost per store to run the distribution center, of course, becomes lower.

ERIC SCHIFFER:     We'll address more on Texas, I'm sure, in other questions.
But, Andy, any more on the question about the margin?

ANDY FARINA:     Well, Mark, I don't know what year you're using your benchmark margin from, but you know, the company's changed a lot over the past couple of years. There's been a lot of infrastructure added, we've done a lot of things differently, and you know, in hindsight we might have done things differently in Texas. I think that, I don't know if we'll go back to 15% operating margins or not, but, you know, the model the company could be a little better in Texas, but I think that the company's a profitable company and there are a lot of things that we can improve on and do better in terms of execution, so I'm looking forward to going forward and continuing our growth.

MARK MILLER:          If I could ask a follow-on question.  Could you just
highlight three things here that subtracted about 12 cents from EPS. I'm wondering what these three factors your expecting, again subtract from EPS because, you know, if you took the 78 cents and you said those three were neutralized, you'd be up to 70 cents and obviously you're probably not assuming that because you'd be basically looking at a flat or only a modest growth year. Could you just comment on how those factors might impact you, and you know, is this going to be potentially and average year of growth for the company or is this still below trend? Thanks.

ANDY FARINA:     I think the answer that Dave gave regarding that warehouse and the pre-opening costs, as you guys know, when we had the second quarter call we discussed the fact that or our exuberance at getting down there and getting that thing started up, so and the infrastructure additions that we've made in various positions internally in the company. So I don't think that those things will repeat themselves year after year. We have learned from our move and we'll just continue to go forward. Mark, I and we can get into that in more depth if you get a little bit more specific with these kinds of things, but that's the way I see it.

MARK MILLER:      Okay.  Thank you.

OPERATOR:         Our next question comes from Shari Eberts from JP Morgan.  Go ahead.

SHARI EBERTS:     Hi, everybody.

ERIC SCHIFFER:    Hi.

SHARI EBERTS:     Just wanted to follow-up Texas, particularly in Houston.  You mentioned that it is probably one of the more competitive markets, probably in the entire country. I guess I'm just wondering given how much of the country is still open to 99 Cents, why you would remain committed to that market at this point as opposed to refocusing perhaps on growth in other areas.

DAVE GOLD:          I hope I can answer that.  This is Dave.  We we said to the public we were going to open up our first store in the first quarter of 2004. So, what happened in January of 2003, we were going to open it up in the Dallas/Fort Worth area because we knew that Dallas/Fort Worth was more average and not as competitive as Houston. But Albertsons had pulled out of Houston because of the competition and they had a building that they had over $80 million in cost, they claimed they had over $80 million worth of cost of equipment with a brand new state-of-the-art building and they said that if we close the escrow prior to January 31 of last year, and they talked to us in January about that, that they would give us a real good deal. So we bought the building for $23 million in cash. It's really a state-of-the-art building. We knew we were going to go to Houston anyway. Houston is the fourth largest city in the United States. Yes, we went to Houston before we went to Dallas. We were going to go to Dallas/Fort Worth in 2004, which we're doing, but we jumped into Houston in 2003 because the buy was there and it was a good warehouse that could support all the southwest area of Oklahoma, Louisiana, and all of Arkansas, and all the other states there.

So, that's why we went into Houston first. And I think it's better that we probably did go there first because we learned some things and we put different items in for Texas, and I think we're operating a lot better now. And it was a good availability of labor there as well as availability of labor in Dallas/Fort Worth and San Antonio/Austin, which we'll get there.

ERIC SCHIFFER:     Right.  This is Eric.  Just to add one thing.  You know, as
Dave's saying, initially we were favoring going into the Dallas/Fort Worth area. We did feel that is wasn't as competitive as Houston. But we felt that we would go to Houston anyway down the road, and as you said, the DC came up and seemed too good of a deal to pass up. And, a couple other factors besides good availability of real estate in Houston, as also held true for Dallas/Fort Worth, looking at the labor market, we felt that it was easier to hire people in terms of availability of labor in Houston than Dallas. We also felt it would be easier to get people to move from Houston to the other cities like Dallas/Fort Worth and San Antonio, to move from Houston to those cities. I used to live in Dallas, and I can testify that most people in Dallas didn't want to move to Houston but people in Houston seemed to be easier to get them to move to Dallas. And we felt that we needed to build a good team of people who were going to be the ones to go from the first groups of stores in the first city to other cities and run those operations from us. So we felt, from an HR standpoint, that gave a slight advantage or maybe more material advantage to Houston because what we're seeing right now is we're opening stores in Dallas, we have lots of the folks who started with us in Houston who are now assistant mangers for us lining up wanting to move to Dallas/Fort Worth and they're looking forward to when we open stores in Austin and San Antonio as well. So, those were the reasons.

          And we are not planning only on growing in Texas, we were going to Given the success we've seen in northern California, we are taking efforts right now to push extra hard in that area to find additional locations and looking at the kind of metrics that we use, and perhaps it may make sense to kind of up the ante a little bit on rent in some of the areas where we felt it was a little too high priced because we're seeing such extraordinary great sales results. And then, you know, by 2006 we're going to be going to a new major market and we have not decided on that as yet, we're trying to look and learn from what happened in Houston, from what's happening in Texas, so we can make the next call on the next major market that we go to, and try to take all of these factors into account, including the competitiveness of the major metropolitan areas and so on. We tend to be able to go into a market where, and get locations where others might not be able to, more of the big box guys can't get, because we can take smaller boxes, we can go down to 15,000 without a problem. We can go to 35,000 as well. We tend to prefer around 20,000 or 25,000, 25,000 square feet is ideal size, according to our operations folks for fitting everything in. But we can go to urban areas, we can go to areas lots of folks are not as comfortable to go to because of our roots and what we've done. So, we're looking at that very carefully, and we expect shortly to be able to have made that decision about what the next market we do go to. Thank you.

OPERATOR:         And our next question comes from Mark Mandell of Blaylock and
Partners.  Please go ahead.

MARK MANDELL:     Thanks and good afternoon, everyone.

ERIC SCHIFFER:    Good afternoon.

MARK MANDELL:     Let me just ask my follow-up question first.  Again, not to beat a dead horse, but it's on Houston. If you could just give us some more detail in terms of what you're seeing in traffic trends, average ticket. And if you could just give us and update on your promotional initiatives in that market to drive the business.

ERIC SCHIFFER:     Okay.  This is Eric.  Good question.  This to recap, because for those of you who weren't on the last conference call or the last conference call before that, right around Halloween we began to advertise in Houston for the first time. Before that what we had done was just normally when we open a store, as many of you know, we shoot out a grand opening flyer that announces the opening. We sell CDs for 99 cents, we usually get nice crowds, and we always get nice crowds and TV coverage. And in many of the newer markets, we have not chosen to advertise there. And Houston was not similar, and really we tried we, the way we approach it is we talked to the major newspapers where, what we do take full page ads out in southern California, but it's tough to negotiate when you have one store to get a great deal. And so we worked with the Houston Chronicle all summer long and by October we felt we had a really good deal and so we've been in the Houston Chronicle, full page color ad right around Halloween. And, so we've been doing that.

          In addition to that, we started in November to sponsor the traffic reports on the radio of a certain number of spots per week. That's when it says, this report brought to you by 99 Cents Only Stores, where you can get a phone card or you can get 99 minutes for 99 cents, or something like that. So we started that in Houston as well as a couple of the other markets we're in.
In addition to that, we are about to begin in this month, late this month, to do 2 or 3 mailings, direct mailings, using a company called Asfro which usually goes into the home on a Tuesday or Wednesday. It's an insert with a lot of grocery stuff and we plan on going in with a lot of these other folks. It's a small 8 by 12 double-sided full color product offerings about our stores advertising, one side will be Easter because we have a lot of great Easter items, the other are just the great deals that we have. And that's really mailed to the homes, so you know it's getting to the homes. Now, how many people throw it away, you know, that's anybody's guess. So that's something that we're about to try.

          Now, in terms of what we saw, we did see what we felt good increases in the fourth quarter leading up to Christmas in the Houston stores. And so we were excited about that. Now, that's the good news. Unfortunately, we saw a bigger drop off than we've seen, you know, with any group of new stores after Christmas was over in the month of January. Bigger than what we would expect. And I believe that one of the major reasons our folks there still view us as more of a typical, they still think since we're 99 we're a typical dollar store where you go to buy gifts and seasonal and toys and are not used and are not there yet in terms of doing their regular marketing for us in our stores. So, that's something that's going to take time. Obviously February is improving over January, and January does tend to be the slowest month of the year, but on a day by day basis, and so I think that it's still a question of customer awareness, consumer awareness, getting people to understand you can buy food in our stores and get great values and you can shop there. We've been refining our advertising strategy. Initially, we simply copied a lot of the ads that we had in southern California, only to find from our operating people in Texas and they got back to us and said, you know, this is not the item you want to advertise, or so on, and we've been working on that. And you know, we are a lean team, we don't have an advertising department, we don't have secretaries, so in that respect probably we lacked expertise about what were the best things to advertise in Texas. So we're learning from that. We're going through growing pains.

          We just got a tremendous deal. I hate to say the deal because the competitors find out about it - actually I'll leave that for Dave if he wants to say that deal - but it's in the fresh food category that just hit the Texas stores and we're hyping it. Actually, anybody can look at the ad, I suppose. So, it's a giant bag of potatoes, I'll say that. That is a great value. So those kinds of items that we're doing multiple stores and we're working towards getting milk in Texas and we believe - I'll let Dave comment on that - but I believe that should be happening.

DAVE GOLD:          We're very, very close.

ERIC SCHIFFER: . . . within the next few months.

DAVE GOLD:          Hopefully sooner.

ERIC SCHIFFER:     Okay.  It takes a little while to put logistics together but it's definitely going to happen, we believe. And those are the kind of things I think that will help, but it's taking longer than we expect and no one's more upset about that than us, I can tell you. And we're going to put a lot of focus on it and continue to focus on it. And we're not just going to focus on Texas, of course, we're also putting a strong effort into, you know, seeing if we can push harder in northern California, where we've had tremendous success, and into Arizona where we've been successful. And using the lessons that we're learning from Texas in helping select the best potential market for us to go to next.

MARK MANDELL:     Thanks.  That's helpful.  I was in one of your stores in
California last month and I noticed that you did not have eggs and butter in that store. What's the update on that issue?

DAVE GOLD:          At the present time - this is Dave - we do not have butter, as the butter price has risen. We have eggs in most of the stores right now. And as far as milk, we have 40 ounces for 99 cents, so if milk ever went up we'd just switch it to 32 ounces. But, butter is the one item we do not have. We do have a big tub of margarine, though. But the thing is, for every item we lose, we probably pick up two or three items.

OPERATOR:          And our next question comes from Ralph Jean with Wachovia
Securities.  Please go ahead.

RALPH JEAN:          Great.  Thank you.  Just going back to Texas: some of the
stores you opened back in June or July, are those stores doing better than a $3 million average and if so, by how much? And are more recent openings doing better than earlier openings in that market?

ERIC SCHIFFER:     This is Eric, Ralph.  We haven't given specific numbers, of course, on those kinds of things, but you know, in general, there's some stores that are doing better than it, some stores that are not in both categories. The stores that we opened kind of toward the end of the year tended to be in a little bit less, little bit lower income area than the initial group of stores on average. And we've seen a little bit quicker acceptance in some of those stores than in the more upscale areas. So, you know, we're still learning about the market and we opened a tremendous number of stores very quickly, as in a six month period, as Dave noted, we opened 17 or 18 stores. So, but it's kind of all over the map and we haven't kind of exactly nailed down why this or why that, but we're working on that.

RALPH JEAN:          Okay.  And my follow-up, Texas expenses, obviously, when
you first went in there were very high because you had to bring in new store-opening teams and get the DC ramped up. Are the Texas expenses running on plan? And then, you have a wholesale operation in Texas. Are those revenues in your guidance for next year?

ERIC SCHIFFER: Two different questions, but we'll let you get away with it, Ralph. And I'll answer the first part and Dave will be delighted to talk about the wholesale. By the way, operator, there's a lot of noise from somebody. I don't think it's anyone in this room. But, the wholesale operation is not open yet. Dave will talk about when it's expected to get open, and it is not, there is no, as far as I understand, there is no amount from the wholesale included yet from any Texas operations. So if we do get that open, that would be plus business, although there probably would be some customers that buy from our California division that are in Texas that would move there. So, but it would still be overall plus. And, what was the other part of the question?

ANDY FARINA:     Volumes in Texas?

ERIC SCHIFFER:     Our what?

ANDY FARINA:     Are our volumes in stores the same in Texas.

ERIC SCHIFFER:     I'm sorry, Ralph.  You asked a different question.  I think I already answered that one, so I'll pass the wholesale one to Dave and feel free to come back on to ask the other thing. I can't remember exactly what it was, but I think it was something other than that.

DAVE GOLD:          We're going to open up the wholesale division there by May and hopefully sometime in April. Either in April or May we'll have the wholesale operation

RALPH JEAN:          Right.

DAVE GOLD:           . . . in full swing by May.

RALPH JEAN:          Okay.  Eric, my question was, you know, when you first went into Texas, expenses were high due to, you know, relocating people, new store openings Are those on plan now?

ERIC SCHIFFER:     Well, we had, as you know, a lot of expenses because of
relocating people and doing lots of training. You know, we're still going to a major metropolitan market now in Dallas/Fort Worth where we're having to take people, fly them in, and get that market up and running. So, we do have those costs. So, we're finding that in the standalone operation in Texas, there's a lot of training involved and the costs were higher than were anticipated, but again, as we open more and more stores we think we should be able to get those costs down. And, Andy, if you want to address that as far as how 2004 lays out in terms of the guidance and this cost.

ANDY FARINA:     Well, I'm not breaking out the guidance from Texas and
non-Texas. You know how many stores we have - close to 20-some odd stores in Texas at this point versus 170-some in the other areas. And just so everybody knows, that not all stores are in the upper quartile. You know, they range from the top, to middle, to bottom. And, like Eric and Dave said earlier, over a period of time these stores are going to gain customer acceptance. They've got to get to know us; they don't know who we are. The people in Nevada and Arizona knew who we were.

ERIC SCHIFFER:     I want to add one more thing.  We currently have 19, exactly
19 stores in Texas: 1 in Dallas, 18 in Houston. The company has a total of 194 stores, so it's about 10% of our total stores. I remember when we opened our first store down in San Diego, which back then in '98, that was a big jump for us. We thought it was going to a new world. And we never were able to work out a good deal on advertising and we've never advertised in San Diego. But at the beginning, those stores, when they first started out, were below average stores, almost all of them. We had a couple good ones, but most of them were below average. And over time, it took time, because there were a lot of copycat stores in the San Diego area.

I remember at the time, it sounds crazy, but there were, I guess some of these dollar shops, actually a lot of those stores, a couple of the stores burned down. And people were calling us up, asking our investors if our stores were burning down in San Diego, which of course they weren't. But over time, the San Diego stores have become some of our better performing stores. Most, all but one, are above average stores and some of them are top 20 stores. And it just took time, it took customer awareness, customer acceptance, and that was without really a lot of advertising. This was word-of-mouth. So, I think word-of-mouth is the main thing for us and that's what I think will be the biggest driver over time over Texas, and we just have to be smart when we do our advertising and promotions that we emphasize the right items and that's trickier in Texas than it is, obviously, if we're doing it here in California.

RALPH JEAN:          Thanks.

OPERATOR:          Our next question comes from Patrick Mckeever of Suntrust
Robinson Humphrey.  Your question please?

PATRICK MCKEEVER:     Okay.  Thanks.  Just talking a little bit more about Texas and the competitive environment in Texas. I know there are a good deal of 'Mom and Pop' dollar stores in that market that may be more formidable competitors than some of us had assumed, but you've also got your key bigger competitor in that market and I know that they have, I guess in response perhaps to you going into that market, done some pretty aggressive store relocations and expansions in that market. And I guess my question is, do you think that has affected your performance in the Houston market? I know some of those stores are pretty close to your stores, at least that's what I thought when I was in Houston last time.

ERIC SCHIFFER:     When you're referring to our biggest competitor, are you
talking about Wal-Mart or who are you talking about?

PATRICK MCKEEVER:     Dollar Tree.

ERIC SCHIFFER:     Dollar Tree, okay.  Well, we have a tremendous amount of
respect for the people at Dollar Tree and they run an unbelievably great operation with thousands and thousands of stores and obviously they've learned how to do that and that's what we're learning how to do. We have growing pains getting 194 stores. And you have great folks at Dollar General's, Daily Dollar as well, that operate 4,000, 5,000 stores. And I know that all three of those companies have the most number of stores of any state that are in Texas.

PATRICK MCKEEVER:     Right.

ERIC SCHIFFER:     And there's the 'Mom and Pop's'.  but I have to be honest,
I'll have to tell you that, with all due respect to Daily Dollar, Dollar General, and Dollar Tree, and the 'Mom and Pop's' as well, I really don't feel that's what's affecting us. And that's my view of it. I really don't feel that's what's affecting us. I think that, you know, what drives the success of our store is getting the middle income person to come in and shop our store, and getting folks to shop us first before they go to the market. And I don't know if the middle income customer is the target customer for the Family Dollar, Dollar General, and Dollar Tree in terms of getting them to do regular household marketing. So, I think our stores tend to be viewed by people in Houston who don't know us as they're probably just like a typical dollar store. And that's kind of the perception we have to get over, we have to get folks to come in and see how we're different from the way we merchandise, to how clean the store is, to how bright it is, to the amount of consumables we have. And typically, as you know, those other folks, again, which are wonderful run companies, their stores average about $1 million a year.

               And you know, so, you know, as I mentioned before, the Texas stores are currently at a $3 million run rate and the average store for our company last year that was open for the full year averaged $4.9 million. So, the marketplace is crowded. I think that causes more confusion, but I think that as far as how competitive a marketplace is, and when we view it as competitive, that's not really the factor we look at more. It's really we look at the pricing that is in the markets, what do they sell eggs for, what do they sell milk for, what do they sell aluminum foil for, and the basic consumable goods. And if there's a pricing war going on in those markets and so on. And we think we hold our own pretty well, it's just we need to get people in for the first time to see it, and we need to be smarter in those kind of markets about what we emphasize in our advertising and what we put in our end displays and that's what we're trying to learn.

PATRICK MCKEEVER:     Thank you.

OPERATOR:          And our next question comes from David Yamamoto of WR
Hambrecht.  Please go ahead.

DAVID YAMAMOTO:     Good afternoon, everyone.

VARIOUS:          HI, David.

DAVID YAMAMOTO:     My first question has to do with, you mentioned about some additions to your merchandise mix and you mentioned fresh food. Can you just tell us exactly what are you adding in your stores right now?

ERIC SCHIFFER:     Okay.  Dave is the best at this.  The one I was referring to was a big bag of potatoes where we have

DAVE GOLD:          You know it's kind of funny on the potatoes because we found out to our dismay, Eric, or not dismay, we found out that when we were checking the prices of HEB, which is a very big competitor in Houston and also the superstores, Wal-Mart and Super Wal-Mart, they are the dominant force there. We found out that the lowest price that they get for a 5 pound bag of potatoes was $1.92, and the cheapest for a 10 pound bag of potatoes was $2.97. And that particular item was higher priced by a lot in Houston than it was in California. So we'd always assumed everything is cheaper there, but there are commodities there that are actually higher. And, we have expanded our food line to include things like garlic, and things like oranges, and once in a while, in the summer, we'll get truckloads and truckloads of watermelons where we sell a whole watermelon for 99 cents, or 2 or 3 cantaloupes for 99. We have lettuce now in the stores. We have bananas in every single store everyday. So those items that have helped us, you know, generate a volume. And we keep on expanding the items and we have lemons and other items like that in the deli and frozen increases our variety.

DAVID YAMAMOTO:     Great.  And my follow-up question.  Could you please discuss the upgrades at the City of Commerce warehouse and the timing of those changes?

DAVE GOLD:          Jeff can answer that.

JEFF GOLD:          Yes, as I think a lot of you know, in our Katy, Texas
distribution center we tried a number of new things and they're generally working out very well and we're excited about those in the distribution center. We installed a new warehouse management system that we're using in Katy, and that company's Highjump. And that has worked out very well for us, we've gone through a couple of rounds of cycle counts and the accuracy, I don't have exact numbers, but we're very satisfied. We've had that going. We're also doing voice picking in the warehouse in Katy, Texas, and there is an automated conveyor system that's used for a portion of the picking in the Katy warehouse. We're also doing all in full pallet transfers and receiving is done online using radio frequency terminals. In our Commerce warehouse, we're not in a modern state-of-art facility like we were in Katy, Texas. We do not plan to install an automated conveyor system. Although it is working out well for us in Katy, Texas, at this point, it does not look like it will cost justify the huge capital outlay that would be required to install one from the ground up. In Katy it was part of the acquisition of the facility at a bargain price and it's worked out tremendously under those circumstances. In Commerce we plan to roll out the Highjump warehouse management software, and the first phase of that will be for receiving products into our warehouse. And the schedule for that is to be implemented by the second quarter. The next couple of steps after that will be the picking modules and the full pallet movement modules and those will be rolled out throughout the balance of the year in, to different extents. Those are the major initiatives on the warehouse for Commerce throughout the year.

OPERATOR:          And our next question comes from Ed Roesch of Bank of
America.  Please go ahead.

ED ROESCH:          Hi.  I was wondering   How you doing?  I was hoping you
could update us on how much product bound for Houston stores is being shipped to L.A. first to avoid partial truckloads, if any.

DAVE GOLD:          This is Dave.  At first we sent a tremendous amount from Los
Angeles to Katy. It gets less and less all the time, percentage wise and truckload wise. As we have more stores in Houston, we're able to buy full truckloads of mostly every item we have. Quite often we may get a close-out that we have here that's only shipped into here, then we'll transfer a part of that. But basically, it becomes less and less the amount that they are dependent upon us for.

ERIC SCHIFFER:     This is Eric.  It's still a material amount at this point, and we had hoped that at a certain point, if the sales lines were at a certain level, the amount would be coming down faster than it has been, but because of the sales volume level, we haven't been able to reduce that amount as much as we want. So we still have that expense higher than we originally had planned. Obviously as we have more and more stores, that will help us to get that amount down so we can just get the full truckload sent right from the manufacturer to the Katy DC. But we still have a material amount of product that does get transferred that extra step from, and mixed truckloads from Commerce DC to the Katy DC.

DAVE GOLD:          You know, in our company, it is very seldom that we buy less than a truckload; let's say 99% of our purchase orders are for a truckload or more. And quite often large chains do not buy everything in truckload. But we can pick and choose the items we want and there's no item that we must have.
So, we've been able to buy truckloads all the time.

ERIC SCHIFFER:     So, what Dave's saying, just so you clearly understand it, is that one of the ways we've been able to get such great pricing, where we can have re-orderable items and have better prices than many of the markets and, including Wal-Mart and certain items, is that that we're buying these items throughout the course of the year at full truckload pricing and instead of buying 10 pallets, whatever. And you know, 10% of the stores doing less than 10% of the business can't handle, in some cases, a full truckload of certain items, especially items that are more or less perishable or that have limited shelf life. So, they need to be brought through here then sent there for the time being. And it wouldn't make sense from our price structure, to get the best pricing, in less than truckload prices. Unless the manufacturer says they'll give us the same price, then we're happy to do it. But this is something, absolutely, even at the run rate we're at, we're going to grow out of that as we open more stores.

ED ROESCH:          All right.  Thanks very much.  Kind of a follow-up.  I was wondering if the real estate strategy for entering Dallas is going to be similar to Houston where I believe you didn't target the lower income areas first and I was wondering what your thoughts were going into Dallas.

JEFF GOLD:          This is Jeff.  Our feeling has always been that the biggest challenge that we have is getting customers into our stores for the first time. We feel that we do a great job within the store and once we get the customer in and satisfy them, they're going to be back. So, a major focus is on getting the customers in the first time. With our name there's a natural pre-conceived notion in upper income and moderate income families about what they can find for 99 cents. It doesn't have the same kind of cache as a Nordstrom or a Whole Foods, or other gourmet upper end businesses now. So, it's more challenging to get people into the store for the first time.

So our feeling is that when we're making an initial entry into a market, definitely to have an increased emphasis on targeting the more upscale areas first to avoid having a preconceived notion about our stores or reinforcing that preconceived notion that our stores are catering to low income shoppers, that they're only in the downtrodden areas. We really want to stave off that preconceived notion and we want to enforce the idea that we can cater to a broad cross section of shoppers, that anybody from any income level should feel not only comfortable but should feel happy and proud to shop in our stores. So we absolutely continue to target the moderate and upper middle income households.

OPERATOR:          And our next question comes from John Zolidis of Buckingham
Research.  Please go ahead.

JOHN ZOLIDIS:     Hi.  Good afternoon.

DAVE GOLD:          Good afternoon.

JOHN ZOLIDIS:     Question on, well Texas seems to be the topic.  If I recall correctly on the last conference call, the Texas stores at that point were running at about a $3.5 million rate, and now they're running at about a $3 million rate which is about 25% below the California stores. And I guess that's despite the increased advertising and better merchandise mix in those stores now. So, what I'm wondering is how do you explain that for the decline? And then, with regard to Dallas, why do you think that, why do feel more confident that Dallas isn't going to follow the same sales pattern? Thanks.

ERIC SCHIFFER:     This is Eric.  We had a lot smaller base to make that
judgment on. The first stores didn't open until the end of June. And also at the time we were making that judgment call, we were in Q4 and we were looking at the results and basically looking at the most up-to-date results - I believe it was October sales that we were seeing. We were in Halloween, which as traditionally been our company's second best season. And so I think that skewed it, and as I said before in the earlier part of this call, we were surprised to see drop offs that we saw after Christmas. And we're hoping to try to get those numbers up. But that's the explanation for the difference.

DAVE GOLD:          Then - what on Dallas   Your question was what on Dallas?

JOHN ZOLIDIS:     It was, you know, it's great to hear that they've opened up strong just like the Houston stores opened up strong, but why do you feel confident that they're not going to follow the same sale pattern that the Houston stores did.

DAVE GOLD:          Well, the   This is Dave.  The opening in Dallas, that
opening was one of our best openings we ever had. And that was better than any Houston opening. And it's continued doing well since then, so we can, you know, we can look at the first 5 weeks of our Houston store against the first 5 weeks of this one Dallas store. The thing is, we've only been in Dallas, again in Houston, just such a short time, and it's hard to really estimate where we're going to be. And hopefully no one will be able to do better - better like we've done this in many areas, like Eric was saying before, where we went into San Diego where we were quite disappointed the first 7 to 8 months. So, many of, I would say half of the Houston stores, we've been there less than 4 months. So it's just, time will tell. But we think enough of Houston that we're basically looking for more locations. We're confident in that.

ERIC SCHIFFER:     This is Eric.  Also, to add, we have had this marketing,
advertising activity as I mentioned, starting right around Halloween, October. But, you know, this is the marketing strategy we've also pursued in southern California. It may not be the best marketing strategy for Texas. We're doing what we do here, we're taking full page ads in newspapers and we may end up deciding that the best way in that market is not that way. We're still learning and feeling our way there, which, as I mentioned before, we're trying a new thing now, starting at the end of this month, last week of March, first week of April, that's before Easter, to do mass mailings right around the stores, in a 2 or 3 or 4 mile radius. So, and then another one after that around the Mother's Day timeframe. So we're trying new things to see the activity, to see what happens, and, you know, unfortunately, it is a new market for us and we're having these growing pains, but the marketing, advertising path that we took initially may not be the best one. You know, we're still learning that.

JOHN ZOLIDIS:     Okay.  Great.  Thanks.

DAVE GOLD:          Yeah, you too.

JOHN ZOLIDIS:      Sneak in one extra question?

DAVE GOLD:          Okay, half a question.

JOHN ZOLIDIS:     Half a question.  On the workers' comp, just wondering, for the guidance, what does that exactly assume for workers' comp next year? Are we assuming that it's going to be flat or is it going to grow faster than sales? What is the assumption that's in workers' comp for guidance at this point?
Thank you.

DAVE GOLD:          According to our governor, it's going to go down.  And the fact is it just really went up, it really went crazy. I know when Costco was talking about the workers' comp problem in California, but that was the first time we had a legislator, or the first time we had a governor in years, that really has committed themselves for a gigantic reform. The problem in California, 5.3% of the workers' comp goes to the worker, and 94.7% goes to the chiropractors, doctors, lawyers, the interpreters, the people that drive people there. So the average recipient isn't given very much, but yet it's the highest priced state there is as far as, you know, just, you know, where they're always suing people in California.

          So the governor's committed, the Democrats and Republicans right now, most of them are committed. And that's the first time. And there's editorials every day in the paper, or mostly every day. There was a big article in the Sacramento Bee and the Fresno Bee today. Both conservatives and liberals have been feeling that California has lost so much manufacturing and they really are very concerned about all the business that's been lost in California, so they're really committed. On the new legislation that takes place January 1, that we need amounts for doctors visits and chiropractic visits and they are putting rates in that are only about 20% higher than Medicare costs, that's all they can charge. So they have all these things that just went in January 1. It's hard to know how much that will affect the downward, but, as we said, today's paper, they said they underestimated the savings as of now. But you know, it's early in it.

ERIC SCHIFFER:     Well, you asked a half a question, we're giving you two or three answers. This is Eric. Andy will address more to your point about what's in the assumption for the 2004.

ANDY FARINA:     Okay, I'll give you my half.  Proportionately it's not, we're not planning to grow to the same proportion. We are going to have additional stores in California, and don't forget the reserve was set for existing claims, not claims that have not occurred yet. So, there should be a fairly proportionate amount, and you would not need to factor in excess growth again this year.

ERIC SCHIFFER:     So, you're saying it would be proportionate to our growth in
California.

ANDY FARINA:     That's correct.

ERIC SCHIFFER:     And we're not opening up, you know, 25% new stores in
California. As we mentioned in the release, I think it's 15 or so that we're expected to open in California.

ANDY FARINA:     Plus we've made improvements in the program.

ERIC SCHIFFER:     Right.  We've undertaken a number of changes.

JOHN ZOLIDIS:     Thanks.

OPERATOR:          And our next question comes from Mike Napolitana of JMP
Securities.  Please go ahead.

MIKE NAPOLITANA:     Hey, Andy, how many of the 38 stores did you buy versus
lease in 2003? And of the 48 stores you're going to open in '04, how many do you plan on purchasing versus leasing? And then I have a follow-up.

JEFF GOLD:          This is Jeff.  I don't have the exact numbers in front of
me. In general, we're looking this year; it would be about 10 to 12 of the stores, about a quarter of the stores we'll be purchasing.

MIKE NAPOLITANA:     In '03, is it a similar ratio?

JEFF GOLD:          No, I think a little bit less.

MIKE NAPOLITANA:     And then the follow-up is, of the 48 stores you've
highlighted in the release, are they all committed to, identified, and under contract, or could we see some stores slip into '05?

JEFF GOLD:          Especially with the California stores, historically the
biggest risk that we've had is more in the permitting and entitlement process. That was on the one store, the question mark; we lowered from 10 stores to either 9 or ten stores. And there's more of a risk on entitlements than there are in getting the deals done. That being said, we are comfortable with the plan. There's always a risk. There are a number of deals that are signed and have contingencies to finalizing them, but we're comfortable with the plan.

OPERATOR:          And our next question is from Meredith Adler of Lehman
Brothers.  Please go ahead.

MEREDITH ADLER:     I'm having a hard time especially understanding where your, what's driving the margins. You know, gross margin seemed, in your guidance, seemed to be improving a ton at the end of the year, and then SG&A is really up in the first couple of quarters. So, I was wondering if you could give me some insight there. And I guess, the one conceptual question I do have is why you guys, what you think the reason you didn't see any sales improvement from the California strike? Since you do sell so many consumables I do realize that it's a little bit different format, obviously, but I'm surprised you didn't see any benefit there.

DAVE GOLD:          We did not see any benefit with the California strike.  We are in areas where they have supermarkets and that they were picketing the whole entrances, so in those stores, a lot of people, rather than have conflict, they just avoided going in the shopping center. There are other stores that improved, while the strike has been over about 2 weeks, and our business wasn't affected upwardly when the strike was on, and it's definitely not affecting us downwardly when the strikes over. So, we thought that there was also a bus strike early last year also during that time.

But the thing is, since the strike's been over, our business has just been fine. It's been over about 2 weeks. So, we didn't go up, our business didn't go up and it's not going down now. So, I think we're a destination store. So if what we have does fit in the mouth of customers that does come in all the time. And there's other stores that are full service markets, there's many markets that, there were only two markets that they had pickets on: Ralph's which was a store that they were on strike, and Von's which is part of Safeway, they had pickets there. Albertson's they had pickets, other stores they didn't.

They have a lot of supermarket chains in southern California by Stater Bros. and Superior Markets and things like that. But they had no picketers or anything. They have Whole Foods, and Food for Less, and they had a whole bunch of other things, Trader Joe's and a lot of markets that were not on strike. But we did not participate because if someone wanted a porter house steak or they wanted a bell pepper or tomatoes, we don't have those things. So, we're not a full service grocery store. So that's why we didn't benefit. But we were kind of a little bit worried, we thought we would benefit a little bit, but we had some stores that did benefit a lot. And other stores that got hurt because it was part of a supermarket center that was on strike.

MIKE NAPOLITANA:     Yeah, I guess that, you know, given that you're trying to
go to the middle class type of customer, I would have, and what you say your comments about . . .

DAVE GOLD:           . . . said this all during the strike and at the time I
think on the last quarterly, at the end of the year we said that we had not benefited by it.

ANDY FARINA:     This is Andy.  I wanted to kind of embellish a little bit on what Dave said regarding the alternative stores. I go into the grocery store every single day. I shop for myself. And I can tell you one thing, during the Christmas season I am not going to go to one store, buy packaged goods, jump in my car, go to another store and buy produce and meat and fish. I want to get in and out and I don't want to do it twice in one night. There's so many different alternative places for people to go, it was a non-event.

MIKE NAPOLITANA:     Could you guys maybe elaborate on margins now?

ANDY FARINA:     Yeah, the margin in the fourth quarter was a reflection of the typical seasonality that we have in Halloween and Christmas, and if you look at the historical quarter to quarter you'll see those same trends.

OPERATOR:          And our next question is from Joan Storms of Wedbush Morgan.
Please go ahead.

JOAN STORMS:     Hi.  Good afternoon.

VARIOUS:          Good afternoon.  Thank you for calling.

JOAN STORMS:     I had a question on the inventory.  Up 29%, I know that's due to the new DC and for upcoming store openings, what should we be forecasting for the next couple of quarters for an increase in inventory?

DAVE GOLD:          I think it's . . . This is Dave.  I think it should be flat at this point, that the DC in Houston is not completely full but I think that it seems now that it's flat now, the last month or so.

JOAN STORMS:     Okay.  And then, also, Andy, on the guidance for tax rate in
'04?

ANDY FARINA:     Yes, there . . .

JOAN STORMS:     . . . Higher and I was wondering, I thought Texas could have, could have even had, you know, a positive impact.

ANDY FARINA:     Yeah, Texas impacts the state rate a bit, but by the same token there were other credits and things that we were able to utilize that got absorbed and I'm using 39.5, it could very well be a little bit lower, but that's what I'm using for the plan.


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JOAN STORMS:     Okay, and my maybe one half question, since we're coming to the end here, is there a new target date, I know sales are fluctuating a little bit here in Houston, but for leverage on the DC there?

ANDY FARINA:     Yeah, there will be.  I think that depending upon what happens, we initially talked about the normal, with thirty stores being in June, so, you know, I'll probably fill in once we get all the stores open in the year, probably more likely in the third quarter into the fourth quarter.

JOAN STORMS:     Great.  Thanks a lot.

VARIOUS:          Thank you.

OPERATOR:          And our next question comes from the line of Jill Karuthers of Johnson Rice.  Please go ahead.

DAVID MANN:     Yes, this is David Mann for Johnson Rice.

DAVE GOLD:          Good afternoon.

DAVID MANN:     Good afternoon.  Going back to the question about guidance, can you just walk through the second quarter margin guidance for a second, 'cause the total margin looks like a pretty big jump given the fact that you're planning, you know, flattish comps and even looking historically, you've never really achieved that kind of number so, is there something we should know about that's going to happen in the quarter?

DAVE GOLD:          You're talking about the gross margin?

DAVID MANN:     That's correct.

DAVE GOLD:          I'd have to go I don't have it in front of me.

DAVID MANN:     I think your guidance was 41 to 41.2.

DAVE GOLD:          I may have picked up the retail margin instead of the total when we mapped it out, but I'll take a look at it.

DAVID MANN:     Okay, great.  And then, sort of a quick question, maybe for
Eric. I know in the refrigerated space in the Houston DC, you might have been looking to sublease that. Can you just give an update on any progress towards subleasing that?

ERIC SCHIFFER:     I'm going to turn that over to Jeff, David, and maybe Jeff could comment about, you know, our Los Angeles refrigerated situation, too. We just recently purchased a 66,000 square foot refrigerator frozen building that we had been subleasing. We had been leasing a part of it, we ended up needing more space, so we approached them and then in turns out it was a better deal to buy it and then turn around and lease it back to them. So that go ahead, Jeff.

JEFF GOLD:          Yeah, as Eric mentioned, we just purchased a facility
slightly over 60,000 to serve all of the west coast stores, California, Arizona, Nevada, and it's currently being used for Texas as well. We're using about half of the facility for our own distribution, which is more than we currently need, and the balance, the other half is leased back to the seller of the property, and it's at a very good rate. And that's working out real well for us so far. When we go to Texas, the Katy facility for 10% of the stores has about over 200,000 square feet of space. So we're currently using less than 30,000 for the entire company and the Texas DC has over 200,000 square feet of space. We're in
- we have talked to a number of parties about leasing out a portion of that space. We have not finalized anything. There were a couple parties who were interested, who decided not to relocate to the Houston market from other areas. So there are prospects, but nothing firm at this point. We're optimistic. There is definitely a need for the space in the market and we're optimistic that we'll get enough other users in place so that it'll be cost effective to operate the facility. It's a combination of how much of the 200,000 feet we can lease out, and a combination of how much of the space we need for our own use in Texas. Obviously with about 20 stores in Texas now, compared to the about 200 company-wide, it's a fairly small portion and we don't have that kind of space requirement.

ANDY FARINA:     And . . .

ERIC SCHIFFER:     I'm sorry, Andy.  Andy's going to add one thing, but just to add one thing to Jeff. This is Eric. So, it's clear, we do not have the frozen cold storage part of the Katy, Texas distribution center turned on. That is kept at normal temperatures at this point. We don't have it turned on.

ANDY FARINA:     David, this is Andy.  Getting back to the gross margin, it should have been 40.0 to 40.2.

OPERATOR:          And our next question comes from the line of Shlomo Rechmitz of TwinMed.  Please go ahead.

          We'll move on to our final question and that comes from the line of David Weiner of Deutsche Bank. Please go ahead.

MIKE BAKER:     Hi, it's actually Mike Baker from Deutsche Bank.  It's getting late so I won't ask much. Just at the end here, I'm curious, how long did it take for those San Diego stores to get up to the average store run rate?

ERIC SCHIFFER:     You know, it was a little bit across over the board, all over the place depending on the store, but a little bit more upscale the area, the longer it took. But, it took about a year and a half to two and a half years. And that's getting to, you know, good amounts, but since then, the really encouraging thing is we see them grow continuously year after year with very strong comp increases to what are some of the company's better stores.

MIKE BAKER:          Great.  And so, I guess, is that the same sort of model
that you're planning for Houston in terms of your sales from those stores in 2004 and into '05?

ERIC SCHIFFER:     Well, if we can get those stores up to those levels I'll be delighted. But, no, I think Andy has been, and we've been very conservative in terms of our plan in 2004 for the run rate for the Texas stores. And I don't think we've announced earnings guidance for 2005 yet, Michael, so I terms of what to expect, we haven't announced that.

MIKE BAKE:          Got it.  Okay, well thank you very much.

ERIC SCHIFFER:     Thank you all and have a good evening.

OPERATOR:          At this time we have no further questions.

ERIC SCHIFFER:     Everyone, thank you for calling in.  As usual, I'd be happy to talk with you after if you have other questions or you're out in Los Angeles, and I hope you want to our grand opening. Our next one will be next week on Thursday, March 18. At least one person in this room will be there, Dave Gold, and maybe some of the others. And that's in Tucson, Arizona. And then we have two or three other stores opening right at the end of the month, I think on March 31. Two in Texas and possibly one in northern California if we can get that permitting stuff done. So, thank you again. Anything else anyone wants to add?

DAVE GOLD:          Thank you all and we'll see you in Tucson.


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